URANIUM
ROYALTY CORP

May 1, 2020 Via e-mail

To:
Castle Rock Uranium LLC
618 Cliffgate Lane
Castle Rock, Colorado 80108

Dear Scott:

Re:

Uranium Royalty Corp. (the "Company")
Compensation Adjustment

We hope that this letter finds you and your family and loved ones safe and healthy during this difficult time for us all.

In that respect we are writing to confirm our recent communications respecting your current compensation arrangements with the Company (your "**Compensation Arrangement**") as set forth in your Letter Agreement, dated October 22, 2019 (the "**Letter Agreement**") in light of the present COVID-19 pandemic which has resulted in significant financial market volatility and uncertainty and which has had an adverse effect on the Company's ability to access capital for its ongoing business efforts.

After very careful and heartfelt consideration, the Board of Directors of the Company has now reviewed, based upon recommendations provided to its Compensation Committee by Company management, and has now ratified certain temporary adjustments to be made to the compensation payable to substantially all current executive officers, directors, employees and consultants of the Company (each, a "**Compensation Adjustment**"); the proposed Compensation Adjustment to your existing Compensation Arrangement being detailed herein.

We also confirm that it is presently anticipated that all Compensation Adjustments, including your Reduced Fee (as hereinafter defined) will be in put in place on a temporary and initial month-by-month basis effective May 1, 2020 (the "**Effective Date**").

Accordingly, we hereby confirm that your Compensation Adjustment is now comprised of the reduction of your gross fee by 25% (your "**Reduced Fee**" hereafter); and which Reduced Fee will take effect on the Effective Date hereof.

It is hereby recognized and agreed that, other than for the Compensation Adjustment, being your Reduced Fee, as set forth herein, all other provisions of your existing Compensation Arrangement with the Company will remain in full force and effect as of the Effective Date hereof and, furthermore, that your Compensation Arrangement, together with the Reduced Fee provided herein, constitutes the entire agreement to date between you and the Company and supersedes every previous agreement, communication, expectation, negotiation, representation or

URANIUM
ROYALTY CORP

understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of your Compensation Arrangement.

You acknowledge that you have considered the Reduced Fee contemplated herein and have, after having had an opportunity to consider the same and to seek any legal advice, agreed to accept the same and waive any rights, and release the Company from liabilities, relating to such reduction in your Compensation Arrangement (the "**Release**").

Thank you very much for your continued understanding and ongoing commitment to the Company and its future. As we are all part of the same corporate family we sincerely hope that these Compensation Adjustment measures prove to be temporary and very short-term in nature such that they not have a significantly negative impact on you.

We kindly ask that you now acknowledge your receipt and approval of the Compensation Adjustment to your Compensation Arrangement, being your Reduced Fee, and the Release by simply executing and returning to the attention of the writer via e-mail or facsimile of the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim, we remain,

Yours very truly,

Josephine Man, Chief Financial Officer
for **Uranium Royalty Corp.**

Receipt and approval of the Compensation Adjustment to your Compensation Arrangement with the Company, being your Reduced Fee, and the Release is hereby accepted and acknowledged, effective as of the Effective Date hereof, by:

Scott Melbye
for **Castle Rock Uranium LLC**